CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2017, relating to the financial statements and financial highlights of Moerus Worldwide Value Fund, a series of Northern Lights Fund Trust IV, for the period May 31, 2016 (commencement of operations) through November 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

March 24, 2017